EXHIBIT 10.62

HIBERNIA CORPORATION/HIBERNIA NATIONAL BANK

STATUS CHANGE AGREEMENT

        This Status Change Agreement (the “Agreement”) is made and entered into by Hibernia Corporation and Hibernia National Bank (collectively referred to herein as “Hibernia”) and the employee named on the attached Acknowledgment and Acceptance (the “Employee”) (the “Acceptance”), which Acceptance shall be deemed to form a part of this Agreement by this reference.

Section 1.      Employment:

        1.1      Term.  Unless earlier terminated under Section 3, the term of this Agreement begins on the effective date designated in the Acceptance (the “Effective Date”) and ends as of the last day of the calendar month in which the Employee’s 65th birthday occurs, at which time the Employee will Retire as defined in the option agreements held by the Employee.

        1.2      Capacity.  Hibernia and the Employee agree that as of the Effective Date, the Employee shall be an on call employee. As such, the Employee shall perform such services for the benefit of Hibernia as Hibernia may reasonably request (and as may be more fully described in Appendix A to this Agreement), from time to time, but generally not in excess of 80 hours each month. Services shall be performed on the premises of Hibernia or at such other locations as Hibernia and the Employee may mutually agree upon. In connection with the performance of services, the Employee shall:

a.	Maintain time records, if requested by Hibernia; and

b.	Comply with all applicable Hibernia policies and procedures.

        1.3      Principal Employment; Other Limitations During Term.   During the term of this Agreement, the Employee shall not engage in other employment, without the prior consent of Hibernia which Hibernia shall not unreasonably withhold. The Employee acknowledges, however, that Hibernia shall not be required to consent to employment in the Banking Business (as defined below). The Employee further agrees that during the term of this Agreement, he shall not engage in conduct which is materially injurious to the business or reputation of Hibernia.

        1.4      Officer Positions.   As of the Effective Date, the Employee voluntarily resigns and relinquishes his officer positions with Hibernia and his positions as a director and/or officer and/or manager of any and all subsidiaries of Hibernia Corporation and/or Hibernia National Bank.

Section 2.      Compensation and Benefits:

        2.1      Compensation.   Commencing as of the Effective Date, the Employee shall be paid compensation at a rate designated on the Acceptance. Such amount shall be prorated and paid to the Employee in accordance with Hibernia’s standard payroll practices and policies.

        2.2      Medical Benefits.   During the term of this Agreement, Hibernia shall provide coverage for the Employee and his dependents under the group medical plans maintained by Hibernia for the benefit of its active employees, as the same may be amended from time to time. The Employee (including his eligible dependents) shall pay such premiums and costs with respect to such coverage as may be required from other similarly situated active employees of Hibernia.

        2.3      Severance Pay.   The Employee acknowledges that by execution of this Agreement, he shall be deemed to have forfeited all forms of severance payment under any plan, policy or program maintained by Hibernia.

        2.4      Other Benefits.   The Employee shall be entitled to receive such additional benefits and perquisites as may be made available to similarly situated on call employees of Hibernia, from time to time, if any. The parties acknowledge and agree that the Employee’s benefits under the plans listed on Appendix B hereto shall be determined in accordance with the terms and conditions of such plans. Nothing herein shall require Hibernia to refrain from changing, amending or discontinuing any of such plans.

Section 3.      Termination:

        3.1      Termination Upon Death.  If the Employee dies during the term of this Agreement, this Agreement shall immediately terminate and Hibernia’s obligations hereunder shall automatically cease.

        3.2      Termination Upon Disability.  If the Employee becomes disabled (as defined below) during the term of this Agreement, this Agreement shall terminate and Hibernia’s obligations hereunder shall automatically cease. For purposes of this Section 3.2, Employee shall be deemed “disabled” if he would be eligible to receive benefits under Hibernia’s long-term disability plan if he were covered by such plan. Notwithstanding the definition of “disabled” in the preceding sentence, the Employee acknowledges and agrees that he is not eligible for coverage and is not covered under Hibernia’s long-term disability plan.

        3.3      Termination by Hibernia for Cause.  Hibernia (acting through its Human Resources Director) may terminate this Agreement, at any time, for Cause. In the event of such termination, Hibernia shall provide to the Employee written notice of the termination, and Hibernia’s obligations hereunder shall automatically cease as of the date of such notice. The term “Cause” shall be defined as the commission of a felony; habitual intoxication, abuse of or addiction to a controlled substance; the continued gross negligence of the Employee in connection with the performance of his duties hereunder; a material breach by the Employee of this Agreement; the willful engaging by the Employee in misconduct which is materially injurious to the business or affairs of Hibernia, whether monetarily or otherwise; or the performance by the Employee of any act or making by Employee of any statement(s) that may reasonably have the effect of demeaning the name or business reputation of Hibernia or its employees, officers, directors or agents.

        3.4      Termination by Hibernia Without Cause.   Hibernia (acting through its Human Resources Director) may act to terminate this Agreement, without Cause, with 30 days prior written notice to the Employee, at which time the Employee will Retire as defined in the option agreements held by the Employee. In the event of such termination, Hibernia shall provide the following benefits to the Employee: (a) the Employee’s compensation (as defined in Section 2.1) for the remainder of the term described in Section 1.1 and (b) coverage under Hibernia’s group medical plans for the remainder of the term described in Section 1.1, such coverage to be provided in accordance with the provisions of Section 2.2 hereof. In the event that Hibernia terminates this Agreement without Cause and without the Employee having taken any action or made any statement that is or may reasonably be damaging to Hibernia’s business, reputation or prospects and without any regulatory authority with jurisdiction over Hibernia having suggested, requested or required that Hibernia terminate this Agreement, then in addition to the benefits provided in items (a) and (b) of the preceding sentence, Hibernia shall also pay to the Employee an amount equal to 50% of the estimated fair value (using the option valuation model used in Hibernia’s most recent 10-Q or 10-K filed with the Securities and Exchange Commission) of the Employee’s unvested options at the date of such termination (excluding for purposes of this determination any unvested options that by their terms will not vest prior to the end of the term of this Agreement). The assumptions used in calculating such fair value shall be determined as of the date of termination assuming an expected life of the unvested options equal to the period from the date of termination to the respective dates the options would vest by their terms if employment continued through the end of the term of this Agreement.

        3.5      Change in Control.   If the Employee is terminated without Cause within the six-month period preceding or the two-year period following a Change in Control, Hibernia (or its successor) shall provide to the Employee the compensation and the benefits described in Section 3.4 hereof. For this purpose, the term “Change in Control” is defined in Appendix C, which is made a part of this Agreement by this reference.

        3.6      Termination by Employee.   If the Employee terminates his employment with Hibernia, this Agreement shall immediately terminate and Hibernia’s obligations hereunder shall automatically cease.

        3.7      Return of Property.   Upon termination of this Agreement for any reason, the Employee shall promptly deliver and return to Hibernia all of Hibernia’s property including, but not limited to, keys, identification cards, computers, fax machines, portable telephones, printers, software, credit cards, manuals, customer lists, financial data, letters, notes, notebooks, reports, files, policies and procedures, handbooks and copies of any of the above, and any Confidential Information (as defined in Section 4) which is in the Employee’s possession or under his control.

Section 4.      Confidential Information; Other Limitations:

        4.1      Confidential Information.  The Employee recognizes and acknowledges that he has and may continue to have access to confidential and/or proprietary information about Hibernia and its affiliates, which may include, without limitation, (a) books and records relating to operations, finance, accounting, personnel and management, and other business information, (b) policies and matters relating particularly to operations such as credit standards, and customer service requirements, (c) computer software, items that have been patented or copyrighted, customer lists, information obtained on competitors, and (d) various other trade or business secrets, including business opportunities, marketing or business diversification plans, methods and processes, and financial data (collectively, the “Confidential Information”). The Employee agrees that he will not at any time, either while employed by Hibernia or afterwards, make any independent use of, or disclose to any other person or organization any Confidential Information.

        4.2      Limitations on Activities.  At all times during and after the expiration of the term of this Agreement, the Employee shall not for his own benefit or to Hibernia’s detriment:

a.	Induce, advise or counsel other employees or agents of Hibernia or its operations to leave the employ of Hibernia or its affiliates; or

b.	Solicit or employ the services of other employees or agents of Hibernia or its affiliates.

        4.3      Noncompetition.   The Employee agrees that during the two-year period beginning after his employment ceases hereunder for any reason, he shall not, directly or indirectly, for his own benefit or to Hibernia’s detriment:

a.

Carry on or engage in the Banking Business. For purposes of this Agreement, the term “Banking Business” means the acceptance of deposits, the making of withdrawals, and the making of loans by a financial institution, whether organized under federal or state law, and such other activities as may be designated in the Acceptance; or

b.	Solicit, induce or otherwise contact customers of Hibernia for any purpose or in any manner detrimental to Hibernia or its business operations.

The provisions of this Section 4.3 shall apply in the States of Louisiana, Texas and Mississippi in those parishes and counties designated in the Acceptance. The parties agree that each of the foregoing prohibitions is intended to constitute a separate restriction. Accordingly, should any such prohibition be declared invalid or unenforceable, such prohibition shall be deemed severable from and shall not affect the remainder thereof. The parties further agree that each of the foregoing restrictions is reasonable in time and geographic scope, and as to the activities constituting Banking Business hereunder.

        4.4      Injunctive Relief.  In the event of a breach or threatened breach by the Employee of the provisions of this Section 4, the Employee agrees that Hibernia shall be entitled to a temporary restraining order or a preliminary injunction (without the necessity of Hibernia posting any bond in connection therewith). Nothing herein shall be construed as prohibiting Hibernia from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Employee.

Section 5.      Release:

        In consideration of the execution of this Agreement and the payment of compensation and benefits hereunder, the Employee releases Hibernia, including its affiliates, officers, employees, directors and representatives from all causes of action, damages, losses, claims and liabilities arising from or related to the Employee’s employment with Hibernia, including, without limitation, the Employee’s election to become an on call employee as described herein. In connection with this release:

a.

The Employee understands and expressly agrees that the release extends to all claims of every kind and nature, known or unknown, past or present, arising from or attributable to any alleged unlawful employment practice of Hibernia, and that all such claims are hereby expressly settled or waived. This includes, but is not limited to, any claims arising under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., and any other federal or state statute.

b.

The Employee further states that he has carefully read this Agreement, that he has been advised to consult with an attorney before signing this Agreement, that he fully understands the final and binding effects of this Agreement, that the only promises to him to sign this Agreement are those stated above, and that he is signing this Agreement voluntarily and knowingly.

c.	By entering into this Agreement, the Employee does not waive any rights or claims that may arise after the date this Agreement is executed.

d.	The Employee recognizes and agrees that the amounts paid hereunder are in addition to any other wages, benefits, or other form of compensation to which the Employee is already entitled.

e.

The Employee is further advised that he may have twenty-one (21) days from the date on which this Agreement was provided to him (which was May 13, 2003) within which to consider this Agreement; if the Agreement is executed prior to the expiration of the twenty-one (21) day period, the remainder of the period shall be deemed waived.

f.	The Employee is further advised that if the terms of this Agreement are modified, such modification shall not extend or otherwise change the twenty-one (21) day period referred to above.

g.	The Employee is further advised that after executing this Agreement, he has seven (7) days within which to revoke this Agreement.

Section 6.      Miscellaneous:

        6.1      Notice.  All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by United States mail, postage prepaid, addressed as follows:

If to Hibernia:	Hibernia National Bank
225 Baronne Street,26th Floor
New Orleans, LA 70112
Attn: Mr. Michael S. Zainey

If to the Employee:	Last Address in Human
Resources Personnel Records

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

        6.2      Waiver.  The failure by any party to enforce any of its rights hereunder shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver. Waiver of any one breach shall not be deemed to be waiver of any other breach of the same or any other provision hereof.

        6.3      Governing Law.  The validity of this Agreement, the construction of its terms and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with federal laws and regulations and the internal laws of the State of Louisiana applicable to contracts made and to be performed wholly within such state.

        6.4      Integration and Amendment.  This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any prior agreement or understanding, whether written or oral, relating to such subject matter (and the parties acknowledge and agree that that certain Change of Control Agreement dated May 9, 2002 is terminated and is of no further force and effect). No modification or amendment to this Agreement shall be effective or binding unless in writing, specifying such modification or amendment, executed by both parties hereto.

        6.5      Severability and Interpretation.  Should any section, provision or portion of this Agreement be declared invalid or unenforceable in any jurisdiction, then such section, provision or portion shall be deemed to be (a) severable from this Agreement as to such jurisdiction (but not elsewhere) and shall not affect the remainder hereof, and (b) amended to the extent, and only to the extent, necessary to permit such section, provision or portion, as the case may be, to be valid and enforceable in such jurisdiction (but not elsewhere).

        6.6      Assignment.   This Agreement and all obligations of Hibernia hereunder shall be binding on Hibernia and on any successor to Hibernia. Hibernia, however, may not assign this Agreement, in whole or in part, without the express written consent of the Employee; provided, however, that Hibernia may assign this Agreement, without the Employee’s written consent, to any affiliate of Hibernia, if such assignment is part of a reorganization whereby substantially all of Hibernia’s business is transferred to such affiliate.

        6.7      Survival of Certain Provisions.   The rights and obligations of the parties under Sections 4 and 5 hereof and the remedies provided therein shall survive the expiration or termination of this Agreement as if the Agreement remained in effect.

        6.8      Execution.   By execution of the Acceptance, the Employee shall be deemed to have acknowledged, accepted and agreed to be bound to the terms of this Agreement, without necessity of further action.

        6.9      Lease Payment.   On or before June 10, 2003 (provided that this Agreement has become effective and the revocation period provided for in Section 5(g) has passed), Hibernia shall reimburse the Employee, under Hibernia’s expense reimbursement policy, the cost of two months of rental payments (totaling $3,150.00) on the Employee’s apartment located at 1750 St. Charles Ave., Apt. 628, New Orleans, LA 70130.

HIBERNIA CORPORATION/HIBERNIA NATIONAL BANK

STATUS CHANGE AGREEMENT

APPENDIX A
Supplement Regarding Services

        This Appendix A constitutes a part of the Status Change Agreement by and between Hibernia and K. Kirk Domingos, III (the “Agreement”).

        Pursuant to and in furtherance of the terms of Section 1.2 of the Agreement, Hibernia and the Employee agree that the services to be requested of the Employee pursuant to this Agreement shall be consistent with the Employee’s experience and ability. Further, the parties acknowledge that it is anticipated that in the first year of the Agreement, Hibernia anticipates seeking services from the Employee that would require up to approximately 50 to 70 hours each month; during the second year of this Agreement, Hibernia anticipates seeking services from the Employee that would require up to approximately 30 to 50 hours each month; and during the remainder of the term of this Agreement, Hibernia anticipates seeking services from the Employee that would require less than 30 hours each month. Notwithstanding the foregoing, however, Hibernia may request services requiring more or less time than that anticipated by the parties initially.

        Further, Hibernia expects that the services that may be requested from the Employee may include, among others, advice and consultation in connection with:

          1.     The executive management reorganization;
          2.     Various special projects;
          3.     Certain internal committees of Hibernia National Bank;
          4.     Certain subsidiaries of Hibernia Corporation and/or Hibernia National Bank;
          5.     Strategic planning and budgeting; and
          6.     Special projects.

In addition, Hibernia expects that the services that may be requested from the Employee may also include, among others, community relations, charitable and philanthropic endeavors on behalf of Hibernia.

        The parties acknowledge that only services that are reasonably requested by Hibernia in accordance with the terms of this Agreement are required hereunder.

        The parties further acknowledge that Hibernia may, but shall not be required to, provide the Employee with office space, if available, in Alexandria, Louisiana and that if Hibernia does make office space available to the Employee, it can cease providing such office space at any time.

HIBERNIA CORPORATION/HIBERNIA NATIONAL BANK

STATUS CHANGE AGREEMENT

APPENDIX B
Certain Benefit Plans

        This Appendix B constitutes a part of the Status Change Agreement by and between Hibernia and K. Kirk Domingos, III (the “Agreement”).

        Pursuant to Section 2.4 of the Agreement, the parties acknowledge and agree that the Employee’s benefits under the following plans shall be determined in accordance with the terms and conditions of such plans:

1.	Hibernia Corporation Deferred Award Plan, adopted on January 22, 1996, as amended;

2.	Hibernia Corporation Deferred Compensation Plan for Key Management Employees, adopted on January 22, 1996, as amended;

3.	Hibernia Corporation Supplemental Stock Compensation Plan for Key Management Employees, adopted on January 22, 1996, as amended;

4.	Management Security Plan of Guaranty Bank;

5.	Hibernia Corporation Employee Stock Ownership Plan first effective as of April 1, 1995, as amended and restated effective as of January 1, 2002;

6.	Hibernia Corporation Retirement Security Plan, amended and restated effective January 1, 2002; and

7.	Hibernia Corporation’s Split Dollar Life Insurance Plan.

HIBERNIA CORPORATION/HIBERNIA NATIONAL BANK

STATUS CHANGE AGREEMENT

APPENDIX C
Change of Control

        This Appendix C constitutes a part of the Status Change Agreement by and between Hibernia and K. Kirk Domingos, III (the “Agreement”).

        For purposes of Section 3.5 of the Agreement, a “change of control” shall be deemed to occur if:

(a)

A person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (excluding Hibernia Corporation or any of its Subsidiaries, a trustee or any fiduciary holding securities under an employee benefit plan of Hibernia Corporation or any of its Subsidiaries, an underwriter temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly, by stockholders of Hibernia Corporation in substantially the same proportion as their ownership of Hibernia Corporation), becomes the beneficial owner as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (other than as a result of the acquisition of shares by Hibernia Corporation or a Subsidiary of Hibernia Corporation) of shares of Hibernia Corporation having 50% or more of the then outstanding voting power of Hibernia Corporation,

(b)

Hibernia Corporation shall have sold or disposed of all or substantially all of its assets or substantially all of the assets of its wholly-owned subsidiary, Hibernia National Bank, in one or a series of transactions to a party not a member of a controlled group (as defined in the Code or regulations thereunder) with Hibernia Corporation,

(c)

Hibernia Corporation consummates a merger, consolidation, share exchange or similar form of corporate transaction that requires the approval of the shareholders of Hibernia Corporation, whether for such transaction or for the issuance of securities in the transaction (a “Business Combination”), unless, immediately following the Business Combination, (A) more than 50% of the total voting power of either the entity resulting from such Business Combination (the “Surviving Entity”) or, if applicable, the ultimate parent company that directly or indirectly has beneficial ownership of at least 95% of the voting securities eligible to elect directors of the Surviving Entity (the “Parent”), is represented by the voting securities of Hibernia Corporation that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such voting securities were converted pursuant to the Business Combination), and such voting power among the holders thereof is in substantially the same proportions as the voting power of Hibernia Corporation’s voting securities among the holders thereof immediately prior to such Business Combination and (B) at least a majority of the members of the board of directors of the Parent (or, if there is no Parent, the Surviving Entity) were Incumbent Directors at the time of the execution of the initial agreement, or of the action of the Board of Directors of Hibernia Corporation, providing for such Business Combination,

(d)	The shareholders of Hibernia Corporation approve a plan of complete liquidation or dissolution of Hibernia Corporation, or

(e)

During any period of two consecutive calendar years, the individuals who, at the beginning of such period, constitute the Board of Directors of Hibernia Corporation (the “Incumbent Directors”) cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the shareholders of Hibernia Corporation of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period or persons nominated or elected by such directors (each such new director shall also be deemed to be an “Incumbent Director”).

A Change of Control shall not result from any transaction precipitated by Hibernia’s insolvency, appointment of a conservator or determination by a regulatory agency that Hibernia is insolvent.

For purposes of the foregoing definition, the term “Subsidiaries” shall mean every corporation, limited liability company, partnership or other entity of which 50% or more of the total combined voting power of all classes of voting securities or other equity interests is owned, directly or indirectly, by Hibernia Corporation and the term “Code” shall mean the Internal Revenue Code of 1986, as amended.

HIBERNIA CORPORATION/HIBERNIA NATIONAL BANK

STATUS CHANGE AGREEMENT
ACKNOWLEDGMENT AND ACCEPTANCE

Name of Employee: K. Kirk Domingos, III

Employee's Social Security Number:

Employee's Address:

        This Acknowledgment and Acceptance (“Acceptance” ) is a part of the Status Change Agreement by and between the employee named above (the “Employee”) and Hibernia Corporation and Hibernia National Bank (collectively, “Hibernia”) (the “Agreement”), the terms of which are incorporated in this Acceptance by this reference.

1.	Effective date. The effective date of this Acceptance and the Agreement shall be June 1, 2003.

2.	Compensation. As of the effective date, the Employee shall be paid annual compensation at a rate equal to 45% of his annual base compensation in effect immediately prior to such date.

3.	Noncompetition. The Employee agrees that Section 4.3 of the Agreement shall be applicable:

(a)	in the State of Louisiana, in the following Parishes: Allen, Ascension, Assumption, Avoyelles, Bossier, Caddo, Calcasieu, Cameron, Claiborne, De Soto, East Baton Rouge, East Carroll, Iberia, Jefferson, Jefferson Davis, Lafayette, Lafourche, Livingston, Madison, Morehouse, Orleans, Ouachita, Rapides, St. Bernard, St. Charles, St. John the Baptist, St. Mary, St. Tammany, Tangipahoa, Terrebonne, Vermilion, Washington, Webster and West Carroll; and

(b)	in the State of Texas, in the following Counties: Anderson, Angelina, Bowie, Camp, Cass, Cherokee, Colin, Dallas, Denton, Gregg, Harris, Harrison, Jefferson, Lamar, Nacogdoches, Orange, Smith, Travis and Wood; and

(c)	in the State of Mississippi, in the following Counties: Hancock and Harrison.

The Employee further agrees that in addition to the provisions of Section 4.3a of the Agreement, the term “Banking Business” shall include the following activities: The commercial, retail, consumer and small business banking, trust, insurance and securities business, including but not limited to developing, providing, offering, selling, marketing, arranging or brokering banking or financial products or services or providing advice with respect to banking or financial products or services, which products or services include but are not limited to credit, leasing, capital markets, interest rate, agency, risk management, treasury management or syndication advice, products or services.

4.	Execution and Acknowledgment. The Employee acknowledges that his on call employment is subject to additional terms and conditions that are set forth in the Agreement. By execution of this Acceptance, the Employee shall be deemed to have received, reviewed, understood, acknowledged, and accepted the terms of the Agreement, without necessity of further action.

HIBERNIA CORPORATION/
EMPLOYEE:	HIBERNIA NATIONAL BANK

/s/ K. Kirk Domingos III	By: /s/ Michael S. Zainey
Date: May 27, 2003	Name: Michael S. Zainey
Title: Executive Vice President
Date: May 27, 2003